Exhibit 10.16

AMENDMENT NO. 2, dated as of May 29, 2006, to that Employment Agreement dated October 22, 2004 (the “Agreement”) by and between John Swider (the “Executive”) and AMERICAN MEDIA OPERATIONS, INC. (the “Company”).

Effective as of the date first written above, the Agreement is hereby amended as follows:

1. Paragraph 1a of the Agreement, as amended, is hereby deleted and the following substituted therefore:

Employment Term. The Company shall employ Executive until December 21, 2008 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement. The Agreement shall be considered effective as of November 1, 2004 (the “Effective Time”).

2. Paragraph 2a of the Agreement, as amended, is hereby deleted and the following substituted therefore:

During Executive’s employment by the Company, Executive shall serve as Senior Vice President-Operations (subject to change at the discretion of the Company’s President/CEO). In such position, Executive shall report directly to the Company’s Chairman/CEO (or to such other person designated by the Company’s Chief Executive Officer) and shall have such duties and authority as shall be determined from time to time by the Chairman/CEO of the Company.

2. Paragraph 3 of the Agreement, as amended, is hereby deleted and the following substituted therefore:

Base Salary. During Executive’s employment with the Company, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $325,000.00 (Three Hundred Twenty Five Thousand Dollars and Zero Cents), payable in regular installments in accordance with the Company’s usual payment practices.

3. Paragraph 4 of the Agreement, as amended, is hereby deleted and the following substituted therefore:

Annual Bonus. With respect to each full fiscal year during Executive’s employment with the Company Executive shall be eligible to earn an annual discretionary Bonus (a “Bonus”) based on the financial performance of the Company (EBITDA) and Executive’s job performance. Such Bonus, if any, shall be in the range of $0.00 to $175,000.00. Such Bonus, if any, shall be at the discretion of the Chairman/CEO and the Compensation Committee. Such Bonus, if any, shall be payable approximately 90 days after the close of the Company’s fiscal year.

4. Paragraph 5 of the Agreement, as amended, is hereby deleted and the following substituted therefore:

Employee Benefits. During Executive’s employment with the Company, Executive shall be provided, in accordance with the terms of the Company’s employee benefit plans as in effect from time to time, health insurance and short term and long term disability insurance, retirement benefits and fringe benefits (collectively, “Employee Benefits”) on the same basis as those benefits are generally made available to other similarly situated employees of the Company. Executive will accrue 2.5 PTO (Personal Time Off) days per month (up to 30 per year) in accordance with the Company’s PTO policy (for an employee with ten or more years of service). Executive must adhere to the Company’s PTO policy. Executive shall be paid a monthly auto allowance in the amount of $400.00 (Four Hundred Dollars and Zero Cents) beginning March 1, 2006.

5. Paragraph 6(E) of the Agreement, as amended, is hereby deleted and the following substituted therefore:

E) severance pay in the amount of $325,000.00 (Three Hundred Twenty Five Thousand Dollars and Zero Cents), if termination is for any reason other than Cause or Expiration of the Employment Term or resignation by Executive. Severance pay, if any, will be payable in twelve (12) equal monthly installments. Executive will be required to execute the Company’s form Separation and Release of Claims Agreement in order to be eligible to receive the severance pay described above. “Cause” shall mean (i) Executive’s continued failure or refusal to substantially perform Executive’s duties hereunder for a period of 10 days following written notice by the Company to Executive of such failure or refusal, (ii) dishonesty in the performance of Executive’s duties hereunder, (iii) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (iv) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, (v) Executive’s breach of any provision of this agreement, including the attached addendum or (vi) breach of the terms of this Agreement, including, without limitation, failure to perform the Executive’s duties contemplated by this Agreement, insubordination, or violation Company policies and/or practices. Executive shall also receive a one-time additional severance payment in the amount of $117,000.00 (One Hundred Seventeen Thousand Dollars and Zero Cents) within fine days of Executive’s termination of employment with the Company. Additionally, if Executive becomes physically or mentally incapacitated for a continuous period of 90 days, the Company has the right to terminate Executive’s employment without paying severance. For the purposes hereof, the term “physical or mental incapacity” means Executive’s inability to perform the principal duties as contemplated by this agreement.

All other terms and conditions of Executive’s Employment Agreement and any subsequent amendments of that Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 2 as of the date first written above.

AMERICAN MEDIA OPERATIONS, INC.

By:	/s/ David Rotstein	6/1/06
Date

/s/ John Swider	6/1/06
John Swider	Date